Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH APPLICABLE LAW AND, EXCEPT AS OTHERWISE NOT REQUIRED PURSUANT TO THE TERMS OF THIS WARRANT, DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY OF SUCH COMPLIANCE.

WARRANT TO PURCHASE STOCK

Corporation:	EMMAUS LIFE SCIENCES, INC.
Number of Shares:	See below
Class of Stock:	See below
Initial Exercise Price:	See below
Issue Date:
Expiration Date:	June 30, 2021

THIS WARRANT CERTIFIES THAT, for good and valuable consideration , AGILITY CAPITAL II, LLC or its registered assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of EMMAUS LIFE SCIENCES, INC., a Delaware corporation (the “Company”) at the initial exercise prices per Share set forth herein, and as adjusted pursuant to Article 2 of this Warrant (the initial exercise price with respect to each tranche of warrants as so adjusted , the “Warrant Price”).

This Warrant is being issued to Holder in connection with that certain Loan Agreement by and between Agility Capital II, LLC (“Agility”) and the Company dated as of even date herewith and as amended from time to time (the “Loan Agreement”). The initial number of Shares issuable upon exercise of this Warrant as of June 30, 2016 is                     , with an exercise price per Share equal to the lowest of the FMV (as defined below) on March 31, 2016 or on June 30, 2016 or the lowest Public Sale Price between March 31, 2016 and June 30, 2016. In addition, if the Advances (defined in the Loan Agreement) have remained outstanding for at least thirty days during the ninety day period ending on each of the following dates (a “Measurement Date”), then the number of Shares issuable upon exercise of this Warrant shall automatically increase on such date by the number of shares listed below, with the applicable exercise price for such additional Shares set forth opposite the respective Measurement Dates listed below:

Measurement Date	Number of Additional Shares	Exercise Price
June 30, 2016		The lowest of the FMV on 3/31/2016 or 6/30/16 or the lowest Public Sale Price in the quarter ending June 30, 2016

September 30, 2016		The lowest of the FMV on 6/30/ 16 or 9130116 or the lowest Public Sale Price in the quarter ending on September 30, 2016

December 31, 2016		The lowest of the FMV on 9/30/ 16 or 12/31/16 or the lowest Public Sale Price in the quarter ending on December 31, 2016

For purposes of the foregoing, the “FMV” or “Fair Market Value” shall be (i) if the Shares are traded regularly in a national public market, the closing price of the Shares reported on the last business day of such calendar quarter, or (ii) if the Shares are not traded regularly in a national public market, the Fair Market Value shall be the per share value as of such date as reasonably determined by an independent appraiser as approved by the Board of Directors of the Company in good faith.

For purposes of the foregoing, “Public Sale Price” means the price per share paid by third party investors in cash purchases of the Common Stock other than Exempted Securities during the quarter ended on the applicable Measurement Date. “Exempted Securities” means (a) shares of Common Stock issued by reason of a dividend, stock split , split-up or other distribution on shares of Common Stock, (b) shares of Common Stock issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company, (c) shares of Common Stock actually issued upon the exercise, conversion or exchange of options, warrants or other convertible securities, in each case provided such issuance is pursuant to the terms of such options, warrants or other convertible securities, (d) shares of Common Stock issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Company, (e) shares of Common Stock issued pursuant to the acquisition of another entity by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by Agility to the extent required under the Loan Agreement, and (f) shares of Common Stock issued in connection with sponsored research, collaboration, technology license, development , OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Company.

In addition to the foregoing, upon the occurrence of an Event of Default (as defined in and pursuant to Section 5(a) of the Loan Agreement), the number of Shares that may be acquired hereunder shall increase by an additional number of Shares equal to                , and the exercise price for such additional Shares shall be: if the Shares are traded regularly in a national public market, the closing price of the Shares on the date of such Event of Default, otherwise, the exercise price shall be the fair market value in the most recent valuation (which shall be no more than 90 days prior to the date of the Event of Default) as reasonably determined by an independent appraiser as approved by the Board of Directors of the Company in good faith. Only one increase of             Shares upon the occurrence of an Event of Default shall apply under this Warrant notwithstanding that multiple Events of Default have occurred under the Loan Agreement.

1.                                      EXERCISE

1.1                               Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company immediately available funds for the aggregate Warrant Price for the Shares being purchased, unless the Holder elects cashless exercise as provided below.

1.2                               Cashless Exercise Right. In lieu of paying the Warrant Price for the Shares as specified in Section 1.1, Holder may satisfy its obligation to pay the Warrant Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share as of the exercise date. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3                               Fair Market Value. For the purposes of Section 1.2, if the Shares are traded regularly in a national public market, the fair market value of the Shares shall be the closing price of the Shares on the date immediately preceding the date when Holder delivers its Notice of Exercise to the Company; otherwise, the fair market value shall be the most recent valuation (which shall be no more than 90 days prior to the date of exercise) as reasonably determined by an independent appraiser as approved by the Board of Directors of the Company in good faith.

1.4                               Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant against consideration duly delivered (whether in cash or by cashless exercise), the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.5                               Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

2.                                      ADJUSTMENTS TO THE SHARES.

2.1                               Dividends. If the Company declares or pays a dividend on its capital stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the property to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred.

2.2                               Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events. Upon the closing of any Acquisition the successor entity shall assume the obligations of this Warrant, and then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

2.3                               Adjustments for Combinations, Etc. If at any time while this Warrant, or any portion thereof, remains outstanding and unexpired, the outstanding Shares are reverse-split, combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares issuable upon exercise or conversion of this Warrant shall be proportionately decreased. If the outstanding Shares are split, combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased and the number of Shares issuable upon exercise of or conversion of this Warrant shall be proportionately increased.

2.4                               No Impairment. The Company shall not, by amendment of its Articles/Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder’s rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

2.5                               Certificate as to Adjustments. Upon each adjustment of the Warrant Price or the Shares, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer or other authorized officer setting forth such adjustment and the facts upon which such adjustment is base and the Warrant Price in effect upon the date thereof and the type and number of Shares issuable under the Warrant on the date hereof.

3.                                      REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1                               Representations and Warranties. The Company represents and warrants to the Holder that all Shares that may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances.

3.2                               Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; or (d) effectuate an Acquisition or otherwise merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 7 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; or (2) in the case of the matters referred to in (c) and (d) above at least 7 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

3.3                               Information Rights. So long as the Holder holds this Warrant , the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company (or notice to Holder that such communique is publicly available), (b) quarterly and annual financial statements of the Company when such statements are available, provided however that Company need not provide such information for any period in which Company has filed Form 10Q or Form 10K (as applicable) with the Securities and Exchange Commission.

4.                                      MISCELLANEOUS.

4.1                               Term. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

4.2                               Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT’), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH APPLICABLE LAW AND, EXCEPT AS OTHERWISE NOT REQUIRED PURSUANT TO THE TERMS OF THIS WARRANT, DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY OF SUCH COMPLIANCE.

4.3                               Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall have no obligation to effect, or cause its transfer agent to effect, any transfer of this Warrant or the Shares unless Holder provides the Company an opinion of counsel reasonably acceptable to the Company that such transfer is complies with applicable federal and state securities laws; provided , however that, unless otherwise required by the transfer agent in respect of the Company’s Common Stock, the Company agrees that it will not require an opinion of counsel with respect to (i) transactions under Rule 144 of the Act so long as the Holder delivers to the Company such representations and warranties sufficient to establish that such Shares may be transferred without restriction under Rule 144, or (ii) transfers or assignments to any affiliate of Holder, including any current and former limited or general partner or member of Holder.

4.4                               Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly , upon conversion of the Shares, if any) by giving the Company written notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable), provided that no such notice shall be required for a transfer to an affiliate of Holder.

4.5                               Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.6                               Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

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4.7                               Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

EMMAUS LIFE SCIENCES, INC.

By:
Name:
Title

APPENDIX 1

NOTICE OF EXERCISE

1.                                      The undersigned hereby elects to purchase                                     shares of the Common Stock, par value $.00 I per share, of EMMAUS LIFE SCIENCES, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1.                                      The undersigned hereby elects to exercise the attached Warrant into Shares on a cashless basis in the manner specified in Section 1.2 of the Warrant. This conversion is exercised with respect to                         of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.                                      Please issue a certificate or certificates representing said shares m the name of the undersigned or in such other name as is specified below:

Agility Capital II, LLC

Or Registered Assignee

3.                                      The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws. The undersigned represents that it is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

Agility Capital II , LLC or Registered Assignee

(Signature)
Name:
Title:

(Date)

[INFORMATION FOR PURPOSES OF FILING WITH THE SECURITIES AND EXCHANGE COMMISSION]

SCHEDULE A

Warrants schedule - Agility Capital II, LLC

	Number of Additional Shares
Measurement Date	4/18/2016 Loan	5/13/2016 Loan	Exercise Price

Initial Warrants	50,000	12,500	The lowest of the FMV on 3/31/16 or 6/30/16 or the lowest Public Sale Price between March 31, 2016 and June 30, 2016

June 30, 2016	30,000	7,500	The lowest of the FMV on 3/31/16 or 6/30/16 or the lowest Public Sale Price in the quarter ending June 30, 2016

September 30, 2016	15,000	3,750	The lowest of the FMV on 6/30/16 or 9/30/16 or the lowest Public Sale Price in the quarter ending on September 30, 2016

December 3I , 2016	15,000	3,750	The lowest of the FMV on 9/30/16 or 12/31/16 or the lowest Public Sale Price in the quarter ending on December 31, 2016

Event of Default	25,000	6,250

If the Shares are traded regularly in a national public market, the closing price of the Shares on the date of such Event of Default, otherwise, the exercise price shall be the fair market value in the most recent valuation